EXHIBIT 2.4

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Second Amendment”) is entered into as of March 14, 2013 (the “Effective Date”), between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (“Parent”), PNK HOLDINGS, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“HoldCo”), PNK DEVELOPMENT 32, INC., a Nevada corporation and a wholly-owned Subsidiary of HoldCo (“Merger Sub”) and AMERISTAR CASINOS, INC., a Nevada corporation (the “Company”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

R E C I T A L S

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger dated as of December 20, 2012, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of February 1, 2013, by and among Parent, HoldCo, Merger Sub and the Company (the “Merger Agreement”);

WHEREAS, the parties hereto desire to further amend the Merger Agreement; and

WHEREAS, pursuant to Section 7.4 of the Merger Agreement, the Merger Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment to the Merger Agreement, signed on behalf of each of the parties in interest at the time of the amendment.

A G R E E M E N T

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Ownership and Operations of HoldCo. Section 4.6 of the Merger Agreement shall be amended to replace the figure “150,000,000” with “1,000”.

2. Stockholders’ Meeting. Section 5.5(b) of the Merger Agreement shall be amended to replace the words “40 days following the clearance of the Proxy Statement by the SEC” with “April 25, 2013”.

3. Binding Amendment. This Second Amendment constitutes a valid amendment of the Merger Agreement. In the event of any conflict between the provisions of the Merger Agreement and the provisions of this Second Amendment, the provisions of this Second Amendment shall control.

4. Further Assurances. Each party hereto agrees to execute and deliver to the other parties hereto such other documents and information and to do such further acts as the requesting party may reasonably request to further effect the transactions contemplated by this Second Amendment.

5. No Other Amendments. Except for the amendments expressly set forth above, the text of the Merger Agreement shall remain unchanged and in full force and effect.

6. Reference to and Effect on the Merger Agreement. Upon the effectiveness of this Second Amendment, on and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby.

7. Incorporation by Reference. Sections 8.7, 8.8, 8.9, 8.11, 8.12, 8.13, 8.14, and 8.15 of the Merger Agreement are hereby incorporated by reference and shall apply mutatis mutandis to this Second Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment as of the day and year first written above.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Anthony Sanfilippo
Name: Anthony Sanfilippo
Title: President and Chief Executive Officer

PNK HOLDINGS, INC.

By:	/s/ Anthony Sanfilippo
Name: Anthony Sanfilippo
Title: President

PNK DEVELOPMENT 32, INC.

By:	/s/ Anthony Sanfilippo
Name: Anthony Sanfilippo
Title: President

AMERISTAR CASINOS, INC.

By:	/s/ Gordon R. Kanofsky
Name: Gordon R. Kanofsky
Title: Chief Executive Officer